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                                   EXHIBIT 14

                          CODORUS VALLEY BANCORP, INC.

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                       CODE OF BUSINESS CONDUCT AND ETHICS

                      (ADOPTED/REVISED SEPTEMBER 14, 2004)

I.    PURPOSE.

The purpose of this Code of Business Conduct and Ethics (this "Code") is to promote honest and ethical conduct, focus the Board of Directors and management of Codorus Valley Bancorp, Inc., and its subsidiaries and affiliates, (the "Company") on areas of ethical risk, provide guidance to directors, officers and employees to help them recognize and deal with ethical issues, provide mechanisms to report unethical conduct and help to preserve the culture of honesty and accountability at the Company.

II.   SCOPE AND ADMINISTRATION.

This Code applies to all directors, officers and employees of the Company (each a "Covered Person"). This Code will be administered and interpreted by the Company's compliance officer, Harry R. Swift. The compliance officer is authorized to formulate and implement rules, procedures and educational programs designed to promote the effectiveness of this Code and respond to questions concerning this Code and its application to specific situations. The Company's compliance officer will report as necessary to the Audit Committee of the Board of Directors regarding compliance by officers and employees with this Code and the Corporate Governance and Nominating Committee of the Board of Directors regarding compliance by non-management directors with this Code, but in each case no less frequently than annually. If questions exist with respect to this Code, they should be referred to the Company's compliance officer at the earliest possible time.

III.  CONFLICTS OF INTEREST.

Except with the prior knowledge and consent of the Company, no Covered Person will have a "conflict of interest" with the Company. A conflict of interest occurs when a Covered Person's private interest interferes in any way - or even appears to interfere - with the interests of the Company as a whole. The following list will serve as a guide to the types of transactions and relationships that might cause a conflict of interest and that should be considered as covered by this Code:

      A. Actions taken by a Covered Person or interests that a Covered Person has that may make it difficult to perform his or her work for the Company objectively and effectively.

      B. Ownership by a Covered Person or any member of his or her family of a substantial financial interest in any outside concern that either does a material amount of business, from the standpoint of either party, with the Company or any subsidiary or affiliate, whether as a supplier, dealer, or customer, or is a competitor of the Company or any subsidiary or affiliate.


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      C.    Substantial management control by a Covered Person or any member of his or her family of any outside concern that either does a material amount of business, from the standpoint of either party, with the Company or any subsidiary or affiliate, whether as a supplier, dealer, or customer, or is a competitor of the Company or any subsidiary or affiliate.

      D. Performance by a Covered Person of services to any outside concern or individual that either does a material amount of business, from the standpoint of either party, with the Company or any subsidiary or affiliate, whether as a supplier, dealer or customer, or is a competitor of the Company or any subsidiary or affiliate.

      E. Representation of the Company by a Covered Person in any transaction in which the Covered Person or any member of his or her family has a substantial interest.

      F. Acceptance by a Covered Person or any member of his or her family of improper personal benefits as a result of the Covered Person's position in the Company, such as gifts of more than token value, loans to, or guarantees of obligations of, the Covered Person or any member of his or her family (other than from established banking or financial institutions), excessive entertainment, or other substantial favors from any outside concern or individual which does or is seeking to do business with, or is a competitor of, the Company or any subsidiary or affiliate.

      G. Disclosure or use of confidential information for the personal profit or advantage of the Covered Person or anyone else.

The foregoing list is only a guide to assist Covered Persons in identifying potential conflicts of interest. The existence of a conflict of interest can be determined only upon review of the particular circumstances in the context of the Covered Person's activities within the Company. Therefore, Covered Persons are required to report promptly to the Company's compliance officer (or to the Chairman of the Audit Committee or to the Chairman of the Corporate Governance and Nominating Committee of the Board of Directors to the extent a matter seems to involve the compliance officer) any material transaction or relationship of which they have knowledge that reasonably could be expected to give rise to such a conflict of interest.

For purposes of this Code, the term "family" will be deemed to include a Covered Person's spouse, parents, children, stepchildren, siblings, mothers and fathers-in-law, sons and daughters-in-law, brothers and sisters-in-law, and other members of their household.




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IV.   CORPORATE OPPORTUNITIES.

Covered Persons are expected to perform their duties in a manner that advances the Company's legitimate interests. Covered Persons are prohibited from:

      A. Exploiting opportunities that are discovered through the use of the Company's property or information or through their position with the Company;

      B. Using the Company's property or information or their position with the Company for their own personal gain; and

      C.    Competing with the Company.

V.    CONFIDENTIALITY.

Trade secrets and other proprietary information of the Company and its customers and suppliers, employee data, information about the Company's customers and suppliers, and all other non-public information that might be of use to the Company's competitors or harmful to the Company or its customers, if disclosed, is confidential information. Confidential information must be protected by all Covered Persons and, except to the extent legally required or specifically authorized by an appropriate representative of the Company, must not be disclosed to persons inside or outside the Company who do not have a legitimate, work-related need to know such information. The loss of this information through inadvertent or improper disclosure could be harmful to the Company and its customers and suppliers.

VI.   FAIR DEALING.

Covered Persons will not engage in unfair or illegal trade practices. Covered Persons are expected to deal fairly with the Company's customers, suppliers, competitors and employees, and to win or award business based on excellence of service and competitive pricing, not through unethical or questionable business practices. No Covered Person will take unfair advantage of anyone through manipulation, concealment, abuse of privileged information, misrepresentation of material facts, or any other unfair-dealing practice.

VII.  PROTECTION AND PROPER USE OF COMPANY ASSETS.

All Covered Persons are expected to protect and help to ensure the efficient use of the Company's assets, including trade secrets, proprietary information, equipment and other property created, obtained or compiled by or on behalf of, or during the Covered Person's employment with, the Company. All Company assets should be used for a legitimate business purpose. The misuse or removal from Company facilities of Company assets is prohibited, unless specifically authorized by an appropriate representative of the Company. Theft, carelessness and waste of Company assets have a direct impact on the Company's financial condition and results of operations.




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VIII. COMPLIANCE WITH LAWS, RULES AND REGULATIONS.

The activities of the Company must always be in full compliance with all laws, rules and regulations of the jurisdictions in which the Company conducts its business. The Company expects all Covered Persons to follow the spirit as well as the letter of the law. In addition, Covered Persons are expected to fully comply with the Company's Conflicts of Interest Policy.

The Company understands that Covered Persons may be uncertain as to whether a transaction or course of conduct complies with the laws, rules and regulations to which the Company may be subject. In these situations, it is the responsibility of the Covered Person to obtain advice from the compliance officer and to act in accordance with that advice. If a Covered Person is in such a situation and complies with these procedures, then actions taken in accordance with advice provided by the compliance officer will be deemed to be in compliance with the Code.

IX.   PUBLIC FILINGS AND COMMUNICATIONS.

The Company's Chief Executive Officer and Chief Financial Officer are ultimately responsible for promoting full, fair, accurate, timely and understandable disclosure in the reports and documents that the Company files with, or submits to, the Securities and Exchange Commission and in other public communications made by the Company ("Reports"). However, to the extent requested to provide information to be included in, or to participate in the preparation of, Reports, Covered Persons, including the Company's controller and principal accounting officer, are responsible for providing such information and in preparing such Reports in a manner that will help to ensure the full, fair, accurate, timely and understandable disclosure of such information in the Reports. Covered Persons are expected to report concerns regarding questionable accounting or auditing matters.

X.    REPORTING VIOLATIONS.

The Company is committed to supporting Covered Persons in meeting the ethical standards of conduct set forth in this Code and expects all Covered Persons to uphold these standards. Covered Persons are encouraged to talk to supervisors, managers or the compliance officer when in doubt about the best course of action in a particular situation. If a Covered Person becomes aware of anything that occurs which could in any way be construed as a fraudulent or illegal act or otherwise in violation of this Code, the Covered Person is responsible for reporting such occurrence by contacting the Accounting Fraud Tip Line at (717) 747-2424 or the compliance officer at the earliest possible time. If any such violation seems to involve the compliance officer, the matter should be reported to the Chairman of the Audit Committee or to the Chairman of the Corporate Governance and Nominating Committee of the Board of Directors, as appropriate.

Covered Persons are expected to cooperate in internal investigations of actual or apparent violations of this Code. To the fullest extent possible, efforts will be made to keep confidential the identity of any Covered Person who reports a violation. It is also the Company's policy to prohibit retaliation against Covered Persons who report actual or apparent violations of this Code in good faith. However, Covered

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Persons who have participated in the wrongdoing or knowingly or recklessly provided false information may be subject to corrective action, up to, and including, dismissal.

XI.   INVESTIGATION OF VIOLATIONS.

If, the Company receives information regarding an alleged violation of this Code, the person or persons authorized to investigate alleged violations of this Code shall:

      A.    Evaluate such information as to gravity and credibility;

      B. Initiate an informal inquiry or a formal investigation with respect thereto;

      C. Prepare a report of the results of such inquiry or investigation, including recommendations as to the disposition of such matter;

      D. Make the results of such inquiry or investigation available to the Board of Directors or the Audit Committee or Corporate Governance and Nominating Committee of the Board of Directors, as appropriate, for action; and

      E. Recommend changes in this Code necessary or desirable to prevent further similar violations.

The Company may disclose the results of investigations to law enforcement agencies.

XII.  PENALTIES FOR VIOLATIONS.

Violations of this Code or failure to cooperate with an internal investigation of an actual or apparent violation of this Code may constitute grounds for corrective action, up to, and including, immediate dismissal.

XIII. COMPLIANCE REPORTING

In order to help ensure compliance with this Code, each of the following individuals will be required to complete and return a compliance report and certification on an annual basis:

      A.    Directors;

      B.    Executive officers; and

      C. Other Covered Persons with positions or responsibilities similar to those listed above who are designated by the Company's compliance officer from time to time.



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XIV.  WAIVER.

Any waiver of the provisions of this Code for non-management directors or executive officers of the Company may be made only by the Board of Directors. Any other waiver of the provisions of this Code may be made by the Company's Chief Executive Officer, in consultation with the Company's compliance officer. Any waivers granted to directors or executive officers of the Company will be promptly disclosed to the Company's shareholders in such manner as is required by law or regulation (presently 8K filing).


END



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